EXHIBIT 4.1

ARTICLES OF AMENDMENT

OF

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SONTRA MEDICAL CORPORATION

The undersigned, being the President and Chief Executive Officer of Sontra Medical Corporation, a Minnesota corporation (the “Corporation”), does hereby certify that pursuant to the provisions of Chapter 302A of the Minnesota Business Corporations Act, including Section 302A.135 thereof, the following amendment to the Second Amended and Restated Articles of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation at a meeting held on February 15, 2005 and duly approved by the shareholders of the Corporation at a meeting held on May 24, 2005:

RESOLVED: The first paragraph of Article 3 of the Second Amended and Restated Articles of Incorporation of Sontra Medical Corporation is hereby amended and restated in its entirety as follows:

“ARTICLE 3. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 70,000,000 shares, consisting of 60,000,000 shares of Common Stock with a par value of $.01 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock with a par value of $.01 per share (the “Preferred Stock”).”

The undersigned swears that the foregoing is true and accurate and that the undersigned has the authority to sign this document on behalf of the Corporation.

Dated: May 25, 2005	SONTRA MEDICAL CORPORATION

	By:	/s/ Thomas W. Davison
Thomas W. Davison
President and Chief Executive
Officer